Exhibit 16.1	Letter to the Securities and Exchange Commission from Manohar Chowdhry & Associates, Chartered Accountants, regarding the matters disclosed in Item 4.01 of this Current Report on Form 8-K

Date April 11, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 2-549-7561

Re: India Globalization Capital, Inc.
       Commission File No. 001-32830

Ladies and Gentlemen:

We have read the statements of the India Globalization Capital, Inc. pertaining to our firm, Manohar Chowdhry & Associates, included in Item 4.01 of the Form 8-K dated April 11, 2018 and are in agreement with the statements contained in that document regarding to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Manohar Chowdhry & Associates
Manohar Chowdhry & Associates
Chartered Accountants